QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS GROUP, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation of organization)	52-2337274 (I.R.S. Employer Identification No.)

1015 31st Street N.W.
Washington, D.C. 20007
(Address of principal executive offices)

The 2003 Incentive Award Plan of Cogent Communications Group, Inc.
(Full title of the plan)

David Schaeffer
Chief Executive Officer
Cogent Communications Group, Inc.
1015 31st Street N.W.
Washington, D.C. 20007
Tel: (202) 295-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
 David M. McPherson
Latham & Watkins
555 Eleventh Street N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Registration fee

Series H Participating Convertible Preferred Stock, par value $0.001 per share	30,000	$0.30	(2)	$6,923,081	(2)	$877.15	(4)
Common Stock, par value $0.001 per share	23,076,936	n/a	(3)	n/a	(3)	n/a	(3)

(1)
Represents 30,000 additional shares of Series H Participating Convertible Preferred Stock of Cogent Communications Group, Inc. that may be offered or sold pursuant to the Amended and Restated 2003 Incentive Award Plan of Cogent Communications Group, Inc and shares of Common Stock of Cogent Communications Group, Inc. issuable upon conversion of the Series H Participating Convertible Preferred Stock. This registration statement also relates to an indeterminate number of shares of Cogent Communications Group, Inc. Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on the average high and low prices of the Common Stock as reported on the American Stock Exchange on May 25, 2004.

(3)
Pursuant to Rule 457(i), the calculation of the registration fee is calculated on the basis of the Series H Participating Convertible Preferred Stock alone.

(4)
Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .0001267.

Explanatory Note

        This registration statement on Form S-8 is filed to register an additional 30,000 shares of Series H Participating Convertible Preferred Stock, par value $0.001 per share (the "Series H Preferred Stock") of Cogent Communications Group, Inc. ("Cogent," "we" or "us"), which are convertible into 23,076,936 shares of Common Stock of Cogent. These additional shares of Series H Preferred Stock are reserved for issuance under the 2003 Incentive Award Plan of Cogent. On May 10, 2004, the board of directors of Cogent approved the increased number of Series H Preferred Stock authorized for issuance under the 2003 Incentive Award Plan by 30,000 shares from 54,001 shares to 84,001 shares. On May 18, 2004, certain stockholders of Cogent approved by written consent in lieu of a meeting an amendment and restatement of the 2003 Incentive Award Plan of Cogent to, among other things, reflect such increase of issuable Series H Preferred Stock. The Company previously registered 54,001 shares of Series H Preferred Stock authorized for issuance under the 2003 Incentive Award Plan by filing a registration statement on Form S-8 (File No. 333-108702) on September 11, 2003. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement are incorporated by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

        Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed by Cogent with the Securities and Exchange Commission (the "Commission") are incorporated as of their respective dates in this registration statement by reference:

  1.
  Cogent's annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004 (File No. 001-31227).

  2.
  Cogent's quarterly report on Form 10-Q for the three month periods ended March 31, 2004 filed with the Commission on May 17, 2004.

  3.
  Cogent's current report on Form 8-K, filed with the Commission on March 30, 2004.

  4.
  The description of Cogent's common stock incorporated by reference to Cogent's registration statement on Form 8-A filed with the Commission on January 29, 2002.

        All documents subsequently filed by Cogent pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are deemed incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not required to be filed with this registration statement.

Item 5. Interests of Named Experts and Counsel.

        Not required to be filed with this registration statement.

Item 6. Indemnification of Directors and Officers.

        Cogent is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Cogent's Fourth Amended and Restated Certificate of Incorporation and its by-laws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

        Not required to be filed with this registration statement.

Item 8. Exhibits.

        The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Exhibit
5.1	Opinion of Latham & Watkins LLP.
10.1	Amended and Restated 2003 Incentive Award Plan of Cogent Communications Group, Inc.
23.1	Consent of Ernst & Young LLP (McLean, VA).
23.2	Consent of Ernst & Young S.A. (Luxembourg, Grand Duchy of Luxembourg).
23.3	In reliance on Rule 437a under the Securities Act, we have not filed a consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent Communications Group, Inc. and Allied Riser Communication Corporation.
24.1	Power of Attorney (included on the signature page hereto).

NOTICE REGARDING ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Arthur Andersen LLP is Cogent's former principal independent public accountant and was the principal independent public accountant for Allied Riser Communications Corporation prior to its merger with and into a subsidiary of Cogent. Prior to the date of this prospectus, the Arthur Andersen partners who audited certain of the financial statements of Cogent and Allied Riser resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the inclusion in this registration statement of its audit reports with respect to the financial statements of Cogent and Allied Riser. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without written consents from Arthur Andersen. Accordingly, Arthur Andersen may not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

Item 9. Undertakings.

        Not required to be filed with this registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 10th day of June, 2004.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER
Name: David Schaeffer
Title: Chairman, President and Chief Executive Officer

Power of Attorney

        Each person whose signature appears below authorizes David Schaeffer and Robert Beury, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant's registration statement on Form S-8 and any amendments thereto necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ DAVID SCHAEFFER David Schaeffer	Chairman, President and Chief Executive Officer	June 10, 2004
/s/ THADDEUS G. WEED Thaddeus G. Weed	Chief Financial Officer	June 10, 2004
/s/ EDWARD GLASSMEYER Edward Glassmeyer	Director	June 10, 2004
/s/ EREL MARGALIT Erel Margalit	Director	June 10, 2004
/s/ JEAN-JACQUES BERTRAND Jean-Jacques Bertrand	Director	June 10, 2004
/s/ TIMOTHY WEINGARTEN Timothy Weingarten	Director	June 10, 2004
/s/ STEVEN BROOKS Steven Brooks	Director	June 10, 2004
/s/ MICHAEL CARUS Michael Carus	Director	June 10, 2004

COGENT COMMUNICATIONS GROUP, INC.
INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of Latham & Watkins.
10.1	Amended and Restated 2003 Incentive Award Plan of Cogent Communications Group, Inc.
23.1	Consent of Ernst & Young LLP (McLean, VA).
23.2	Consent of Ernst & Young S.A. (Luxembourg, Grand Duchy of Luxembourg).
23.3	In reliance on Rule 437a under the Securities Act, we have not filed a consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent Communications Group, Inc. and Allied Riser Communication Corporation.
24.1	Power of Attorney (included on the signature page hereto).

QuickLinks

Explanatory Note
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
NOTICE REGARDING ARTHUR ANDERSEN LLP
  Item 9. Undertakings.
SIGNATURES
Power of Attorney
COGENT COMMUNICATIONS GROUP, INC. INDEX TO EXHIBITS